Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES A-1 FIXED RATE CUMULATIVE PREFERRED STOCK

OF

FAT BRANDS INC.

The undersigned, Rebecca D. Hershinger, being the Secretary of FAT Brands Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted unanimously by the Board of Directors of the Corporation at a duly called meeting pursuant to the provisions of Section 242 of the Delaware General Corporation Law:

RESOLVED, that pursuant to the authority expressly granted to the Board of Directors by the provisions of the Corporation’s Certificate of Incorporation, the Board hereby amends the Certificate of Designation of Rights and Preferences of Series A-1 Fixed Rate Cumulative Preferred Stock, par value $0.0001 per share (the “Certificate of Designation”), originally filed with the Delaware Secretary of State on July 3, 2018, as follows:

1. Section 13 of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

Section 13. Form of Security. The Series A-1 Preferred Stock shall be issued as book-entry securities directly registered in the stockholder’s name on the Corporation’s books and records or, if requested by any holder of the Series A-1 Preferred Stock, such holder’s shares may be issued in certificated form.

IN. WITNESS WHEREOF, this Certificate of Amendment of Certificate of Designation is executed on behalf of the Corporation this 22nd day of February 2019.

FAT BRANDS INC.

By:	/s/ Rebecca D. Hershinger
Rebecca D. Hershinger
Secretary